                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        NORFOLK SOUTHERN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

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    (4) Date Filed:

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Notes:

[LOGO OF NORFOLK SOUTHERN APPEARS HERE]

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NOTICE AND PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

NORFOLK SOUTHERN CORPORATION

THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON
THURSDAY, MAY 8, 1997

-------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Norfolk Southern Corporation will be held at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 8, 1997, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

    1.Election of four directors to the class whose term will expire in 2000.

    2.Ratification of the appointment of independent public accountants as auditors.

    3.Transaction of such other business as may properly come before the meeting.

  Stockholders of record at the close of business on March 7, 1997, will be entitled to vote at such meeting.

                                              By order of the Board of
                                              Directors,
                                                 DEZORA M. MARTIN,
                                                 Corporate Secretary.

Dated: April 1, 1997

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

                         Norfolk Southern Corporation
                            Three Commercial Place
                         Norfolk, Virginia 23510-2191

                                                                  April 1, 1997

                                PROXY STATEMENT

  This statement and the accompanying proxy will be mailed to stockholders of Norfolk Southern Corporation on or about April 1, 1997. The Corporation's Annual Report for 1996 was mailed under separate cover beginning March 13, 1997. The proxy is solicited by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held May 8, 1997. The cost of soliciting proxies will be paid by the Corporation, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for their reasonable expenses in forwarding proxy material to beneficial owners. In addition to solicitation by mail, officers and regular employees of the Corporation may solicit proxies by telephone, telegram or personal interview at no additional compensation.

  Policies are in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $21,000 to assist in soliciting proxies directly or through others and to tabulate all proxies and ballots cast at the Annual Meeting, is contractually bound to maintain the confidentiality of the voting process. Each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially. Members of the Board of Directors and employees of the Corporation do not have access to the proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on the proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

  If the enclosed proxy is properly signed and returned to The Bank of New York, the shares represented thereby will be voted in accordance with its terms. Any stockholder who has executed and returned a proxy and for any reason wishes to revoke it may do so at any time before the proxy is voted by giving prior notice of revocation in any manner to the Corporation, or by executing and delivering a subsequent proxy or by attending the meeting and voting in person.

  The record date for stockholders entitled to vote at the Annual Meeting is March 7, 1997. As of February 28, 1997, the Corporation had issued and outstanding 132,426,402 shares of Common Stock, of which 125,173,768 shares were entitled to one vote per share.

                             ELECTION OF DIRECTORS

  The terms of Carroll A. Campbell, Jr., David R. Goode, Arnold B. McKinnon and Harold W. Pote expire at the Annual Meeting on May 8, 1997. At its meeting held on July 23, 1996, the Board of Directors amended the Bylaws to increase the number of directors from ten to eleven and elected Carroll A. Campbell, Jr. a member of the class whose term expires in 1997 to fill the resulting vacancy.

  Unless otherwise instructed on the enclosed proxy, such proxy will be voted in favor of the reelection of Messrs. Campbell, Goode, McKinnon and Pote to serve in the class whose term will expire in 2000. If any nominee becomes unable to serve, an event which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the total number of directors will be reduced.

  Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Votes that are withheld or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy, are not "cast" for this purpose.

  The following information relates to the nominees and the directors whose terms of office will continue after the stockholders' meeting. There are no family relationships among any of the nominees or directors--or among any of the nominees or directors and any officer--nor is there any arrangement or understanding between any nominee or director and any other person, pursuant to which the nominee or director was selected.

NOMINEES (FOR TERM EXPIRING IN 2000)


                     Mr. Campbell, 56, Georgetown, S.C., and Alexandria, Va., has been a director since July 23, 1996. He has been President and Chief Executive Officer of American Council of Life Insurance, a trade association for the life insurance industry, since 1995, having served prior thereto as Governor of South Carolina. He is also a director of AVX Corporation and Fluor Corporation.

Carroll A. Campbell, Jr.
-------------------------------------------------------------------------------


                     Mr. Goode, 56, Norfolk, Va., has been a director since 1992. He has been Chairman, President and Chief Executive Officer of the Corporation since September 1992, having served prior thereto as President. He is also a director of Caterpillar, Inc., Georgia-Pacific Corporation, Texas Instruments Incorporated and TRINOVA Corporation.

David R. Goode
-------------------------------------------------------------------------------

                     Mr. McKinnon, 69, Norfolk, Va., has been a director since 1986. He was Chairman and Chief Executive Officer of Norfolk Southern Corporation until his retirement in 1992, having served prior thereto as Chairman, President and Chief Executive Officer.

Arnold B. McKinnon
--------------------------------------------------------------------------------


                     Mr. Pote, 50, New York, N.Y., has been a director since 1988. He has been a partner of The Beacon Group, a private investment partnership, since April 1993, having served prior thereto as President of PBS Properties, Inc.

                     (See information under the "Certain Relationships and Related Transactions" caption on page 10.)
Harold W. Pote

--------------------------------------------------------------------------------

DIRECTORS WHOSE TERM EXPIRES IN 1998


                     Mr. Coleman, 66, Grantham, N.H., has been a director since 1982. He was Chairman of The Lubrizol Corporation, a diversified specialty chemical company, until his retirement in 1996, having served prior thereto as Chairman and Chief Executive Officer. He is also a director of The Lubrizol Corporation and Harris Corporation.

L. E. Coleman
--------------------------------------------------------------------------------


                     Mr. Hahn, 70, Atlanta, Ga., has been a director since 1985. He has been Honorary Chairman of the Board of Georgia-Pacific Corporation, a manufacturer and distributor of building products, pulp and paper products and chemicals, since December 1993, having previously become Chairman of the Board in May 1993, and having served prior thereto as Chairman of the Board and Chief Executive Officer. He is also a director of Coca-Cola Enterprises, SunTrust Banks, Inc. and Trust Company Bank of Georgia.


T. Marshall Hahn, Jr.
--------------------------------------------------------------------------------

                     Mr. Hilliard, 57, New York, N.Y., has been a director since 1992. He has been a partner in Brown Brothers Harriman & Co., a private bank in New York City, since January 1979. He is also a director of Owens-Corning Fiberglas Corporation.

                     (See information under the "Certain Relationships and Related Transactions" caption on page 10.)

Landon Hilliard
--------------------------------------------------------------------------------

                     Ms. O'Brien, 43, St. Mary's City, Md., has been a director since 1994. She has been President of St. Mary's College since July 1996, having served prior thereto as President of Hollins College, Roanoke, Va. She is also a director of Landmark Communications, Inc.

Jane Margaret O'Brien
--------------------------------------------------------------------------------

DIRECTORS WHOSE TERM EXPIRES IN 1999


                     Mr. Baliles, 56, Richmond, Va., has been a director since 1990. He has been a partner in the law firm of Hunton & Williams, a business law firm with offices in several major U. S. cities and international offices in Brussels, Belgium, Warsaw, Poland, and Hong Kong since 1990. He is also a director of Newport News Shipbuilding Inc.

                     (See information under the "Certain Relationships and Related Transactions" caption on page 10.)

Gerald L. Baliles
--------------------------------------------------------------------------------

                     Mr. Carter, 57, Alexandria, Va., has been a director since 1992. He has been Executive Director of the Association for Supervision and Curriculum Development, among the world's largest international education associations, since July 1992, having served prior thereto as Superintendent of Schools in Norfolk, Va.


Gene R. Carter
--------------------------------------------------------------------------------

                     Mr. Leisenring, 71, Philadelphia, Pa., has been a director since 1982. He is Chairman of The Philadelphia Contributionship, the nation's oldest insurance company. He was Chairman and Chief Executive Officer of Penn Virginia Corporation, a natural resources holding and development company, until his retirement in 1992. He is also a director of PICO Products, Inc.

E. B. Leisenring, Jr.
-------------------------------------------------------------------------------

                         BENEFICIAL OWNERSHIP OF STOCK


  To the knowledge of the Corporation, no person beneficially owns more than 5% of its Common Stock.

  The following table sets forth as of February 28, 1997, the beneficial ownership of the Corporation's Common Stock by each director (including the Chief Executive Officer) and nominee, each of the other four most highly compensated executive officers and all executive officers and directors of the Corporation as a group. Each individual and all executive officers and directors as a group own less than 1% of the total outstanding shares of the Corporation's Common Stock and, unless otherwise indicated, all shares are held with sole voting and investment powers. Unless otherwise noted, no director or executive officer beneficially owns any equity securities of the Corporation or its subsidiaries other than the Corporation's Common Stock.

                             SHARES OF                                             SHARES OF
NAME                        COMMON STOCK                   NAME                   COMMON STOCK
----                        ------------                   ----                   ------------
Gerald L. Baliles               2,113/1/,/2/               Arnold B. McKinnon       205,759/1/,/2/
Carroll A. Campbell, Jr.        1,013/1/                   Jane Margaret O'Brien      1,656/1/,/2/
Gene R. Carter                  2,348/1/,/2/               Harold W. Pote             2,369/1/,/2/
L. E. Coleman                   5,879/1/,/2/,/3/           D. Henry Watts           142,723/6/
David R. Goode                265,566/4/                   R. Alan Brogan            99,573/7/
T. Marshall Hahn, Jr.           4,787/1/,/2/               Stephen C. Tobias         70,952/8/
Landon Hilliard                 3,298/1/,/2/               Henry C. Wolf             74,531/9/
E. B. Leisenring, Jr.          12,589/1/,/2/,/5/

41 Executive Officers and Directors as a group (including the
   persons named above)/10/                                        1,711,176/11/
--------
  /1/Includes a one-time grant of 1,000 shares to non-employee directors on January 1, 1994, or when first elected to the Board thereafter, pursuant to the Directors' Restricted Stock Plan and over which shares the director possesses voting power but has no investment power until the shares are distributed (see information under the "Board of Directors" caption on page
7).
  /2/Includes (a) the 1996 grant of Stock Units (one such Stock Unit is equal in value to one share of Common Stock) to each non-employee director serving on the date of the 1996 Annual Meeting of Stockholders and (b) the one-time crediting of Stock Units representing the actuarially determined present value of the retirement benefit that all non-employee directors serving on the date of the 1996 Annual Meeting of Stockholders agreed to forego, effective June 1, 1996. Stock Units are credited to a separate memorandum account for each director and administered in accordance with the Corporation's Outside Directors' Deferred Stock Unit Program. At year end, the number of Stock Units in each director's account was as follows: Mr. Baliles, 1,113; Mr. Carter, 1,298; Mr. Coleman, 1,767; Mr. Hahn, 2,587; Mr. Hilliard, 1,298; Mr. Leisenring, 2,784; Mr. McKinnon, 2,297; Ms. O'Brien, 656; and Mr. Pote, 869.
  /3/Includes 112 shares owned by Mr. Coleman's wife, in which he disclaims beneficial ownership.
  /4/Includes 3,155 shares credited to Mr. Goode's account in the Corporation's Thrift and Investment Plan. Includes 31,106 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Goode possesses voting power but has no investment power until the shares are distributed. Includes 212,521 shares subject to stock options granted pursuant to the Corporation's Long-
Term Incentive Plan and with respect to which Mr. Goode has the right to acquire beneficial ownership within 60 days. Includes 1,048 Deferred Stock
Units (one Deferred Stock Unit is equal in value to one share of Common Stock) credited to Mr. Goode pursuant to the Corporation's Long-Term Incentive Plan.
  /5/Includes 5,205 shares owned by Mr. Leisenring's wife, in which he disclaims beneficial ownership.
  /6/Includes 3,938 shares credited to Mr. Watts' account in the Corporation's Thrift and Investment Plan. Includes 19,765 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Watts possesses voting power but has no investment power until the shares are distributed. Includes 101,442 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Watts has the right to acquire beneficial ownership within 60 days. Includes 417 Deferred Stock Units credited to Mr. Watts pursuant to the Corporation's Long-Term Incentive Plan. Also includes 17,161 shares owned by Mr. Watts' wife, in which he disclaims beneficial ownership. (Mr. Watts retired from the Corporation effective
February 1, 1997.)
  /7/Includes 2,640 shares credited to Mr. Brogan's account in the Corporation's Thrift and Investment Plan. Includes 11,003 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Brogan possesses voting power but has no investment power until the shares are distributed. Includes 68,199 shares subject to stock options granted pursuant to the Corporation's Long-
Term Incentive Plan and with respect to which Mr. Brogan has the right to acquire beneficial ownership within 60 days. Includes 313 Deferred Stock Units credited to Mr. Brogan pursuant to the Corporation's Long-Term Incentive Plan.
  /8/Includes 3,767 shares credited to Mr. Tobias' account in the Corporation's Thrift and Investment Plan. Includes 7,050 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Tobias possesses voting power but has no investment power until the shares are distributed. Includes 51,547 shares subject to stock options granted pursuant to the Corporation's Long-
Term Incentive Plan and with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days. Includes 313 Deferred Stock Units credited to Mr. Tobias pursuant to the Corporation's Long-Term Incentive Plan.
  /9/Includes 3,081 shares credited to Mr. Wolf's account in the Corporation's Thrift and Investment Plan. Includes 6,474 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Wolf possesses voting power but has no investment power until the shares are distributed. Includes 57,527 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Wolf has the right to acquire beneficial ownership within 60 days. Includes 313 Deferred Stock Units credited to Mr. Wolf pursuant to the Corporation's Long-Term Incentive Plan.

  /10/The spouse of one executive officer owns 70 shares of Norfolk Southern Railway Company Preferred Stock, Series A, in which the officer disclaims beneficial ownership.
  /11/Includes 79,302 shares credited to officers' individual accounts under the Corporation's Thrift and Investment Plan. Also includes: 151,590 shares held by the Corporation for officers under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which the individual possesses voting power but has no investment power until the shares are distributed; 1,093,890 shares subject to stock options granted to officers pursuant to the Corporation's Long-Term Incentive Plan, with respect to which the optionee has the right to acquire beneficial ownership within 60 days; and 5,626 Deferred Stock Units credited to officers pursuant to the Corporation's Long-Term Incentive Plan. Also includes 27,582 shares in which officers disclaim beneficial ownership.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and any persons beneficially owning more than 10 percent of a class of the Corporation's stock, to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. For 1996, based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Corporation believes that all required Forms were filed on time.

                              BOARD OF DIRECTORS

  The Board of Directors of the Corporation consists of eleven members and is divided into three classes, each elected for a term of three years, with each class containing as nearly as possible one third of the total number of directors as required by the Corporation's Restated Articles of Incorporation. The Board met a total of eleven times in 1996. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

  Under the Corporation's retirement policy for directors, a director who attains the age of 72 shall resign effective the date of the next annual meeting unless that director's term of office expires on such date, in which event he shall refrain from becoming a candidate for reelection.

COMPENSATION OF DIRECTORS

  Each member of the Board of Directors who is not also an officer of the Corporation received compensation for services during 1996 of $32,000 a year as a retainer and, in addition, a fee of $1,800 for each attendance at a meeting of the Board or of any committee of the Board, plus expenses in connection with attendance at such meetings. Any officer who also serves as a director receives no additional compensation.

  A director may elect to receive all or a portion of compensation on a deferred basis under the Corporation's Directors' Deferred Fee Plan. The amount received on a deferred basis is credited to a separate memorandum account, together with interest on the amount credited to the account at the beginning of each quarter, at a rate for 1994 and later years determined on the basis of the director's age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. The total amount so credited (including amounts deferred in prior years and interest earned thereon) is distributed in ten annual installments beginning with the year following the year in which the participant ceases to be a director. The Corporation's commitment to accrue and pay interest on amounts deferred is facilitated by the purchase of corporate-owned life insurance on the lives of directors. If the Board of Directors determines at any time that changes in the law affect the Corporation's ability to recover the cost of providing the benefits payable under the Plan, the Board, in its discretion, may reduce the interest credited on deferrals to a rate not less than one half the rate otherwise provided for in the Plan. In 1996, six current directors participated.

  Under the Directors' Restricted Stock Plan each non-employee director serving on January 1, 1994, was awarded a restricted grant of 1,000 shares of the Corporation's Common Stock (Restricted Shares). Any person who is not and never has been an employee of the Corporation and who is first elected to the Board after January 1, 1994, also will receive a grant of 1,000 Restricted Shares. Restricted Shares are registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends), subject to certain restrictions. The Restricted Shares awarded under this Plan may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the Restricted Shares are granted and
(b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires. For purposes of the Plan, a director "retires" when service as a director terminates because (a) the director is ineligible to continue serving under the retirement policy for directors or (b) the director has served for at least two consecutive years and such termination is (i) due to taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service as a director or (ii) due to the fact that continued service as a director would be a violation of the law or (iii) not due to that director's voluntary resignation or refusal to stand for reelection.

  At its January 1996 meeting, the Board adopted the Outside Directors' Deferred Stock Unit Program, pursuant to which each outside director was granted 200 Stock Units, effective the date of the 1996 Annual Meeting of Stockholders. Stock Units are credited to a memorandum account maintained in the director's name; it is anticipated that outside directors may continue to be granted, effective the date of each Annual Meeting of Stockholders, additional Stock Units in an amount sufficient to assure that their total annual compensation for services is competitive. Stock Units equal in value to the actuarially determined present value of the terminated pensions of directors serving on June 1, 1996, also were credited to a separate memorandum account for each such director.

  The Stock Units in each memorandum account are credited with dividends paid on the Common Stock, and the amount so credited is converted into additional Stock Units, including fractions thereof, based on the mean of the high and low trading prices of the Common Stock on the dividend payment date. Upon leaving the Board for any reason, a director will receive in cash (either in a lump sum or in ten annual installments, in accordance with an irrevocable election made by each director) an amount determined with respect to the mean of the high and low trading prices of the Common Stock. The amount of a lump-sum payment will be determined on the basis of the mean of the high and low trading prices of the Common Stock on the last business day of the month following the director's cessation of service. The amount of installment payments will be determined annually with respect to the mean of the high and low trading prices of the Common Stock on the third business day following the public announcement of earnings in January. During the ten-year period over which installments are paid, Stock Units in the memorandum account at any time that have not been paid in cash will be credited with dividends as paid on the Common Stock.

  In line with its long-standing commitments to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same, the Corporation has instituted the Directors' Charitable Award Program. Each director serving on February 1, 1996, could nominate one or more tax-exempt institutions to receive up to a total of $500,000 (payable in five equal annual installments following the director's death); directors elected after February 1, 1996, are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Another $500,000 will be paid to the Norfolk Southern Foundation in the director's name. The program is funded, and its costs are expected to be recovered, through corporate-owned life insurance on the directors. Because the Corporation makes the charitable contributions (and is entitled to the related deduction) and is the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from the program. Moreover, amounts the Foundation receives from insurance proceeds under this program may reduce what the Corporation otherwise would contribute from general corporate resources to support the Foundation's work.

COMMITTEES

  Each year, not later than its organization meeting, the Board of Directors appoints the Audit Committee, Compensation and Nominating Committee, Executive Committee and Pension Committee.

  The Audit Committee recommends to the Board of Directors the engagement of, and the fee to be paid to, the independent public accountants; reviews with the independent accountants the annual audit plan; receives, reviews and transmits to the Board the annual report and financial statements of the Corporation and its consolidated subsidiaries; and reviews, in consultation with the independent accountants and the Corporation's internal audit staff, as deemed necessary, the Corporation's accounting policies, conflict of interest policy, internal control systems and financial operations and reporting. This Committee met five times in 1996, and its members are L. E. Coleman, Chairman, Gerald L. Baliles, Gene R. Carter, Landon Hilliard and Harold W. Pote.

  The Compensation and Nominating Committee makes recommendations to the Board of Directors concerning executive compensation; adoption and administration of any management incentive bonus plan, deferred compensation plan or other similar plans of the Corporation; individuals to be elected as officers of the Corporation; and nominees for election to the Board. The Committee will consider Board nominees recommended by stockholders. Recommendations by stockholders must be in writing addressed to the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, and shall include sufficient background material to enable the Committee to consider fully the qualifications of the individual and any potential conflict of interest or legal restrictions concerning the person's service in the proposed capacity. This Committee met six times in 1996, and its members are
E. B. Leisenring, Jr., Chairman, L. E. Coleman and T. Marshall Hahn, Jr. Robert E. McNair was a member of this Committee until his retirement, effective the date of the 1996 Annual Meeting of Stockholders. Stockholders wishing to nominate an individual for election as a director at an annual meeting must comply with specific Bylaw provisions, details of which are available from the Corporate Secretary.

  The Executive Committee is empowered to exercise all the authority of the Board of Directors to the extent permitted by Virginia law when the Board is not in session, including the declaration of a quarterly dividend upon the Common Stock of the Corporation at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Committee are to be reported to the Board at its meeting next succeeding such action and are subject to revision or alteration by the Board. This Committee met two times in 1996, and its members are Arnold B. McKinnon, Chairman, David R. Goode, T. Marshall Hahn, Jr. and E. B. Leisenring, Jr.

  The Pension Committee makes recommendations to the Board of Directors concerning an annual investment policy for investment of the assets of the Corporation's pension fund and the engagement of, and the fees to be paid to, firms of investment managers to manage designated portions of such assets within the framework of the investment policy; reviews the performance of the investment managers; and receives, reviews and transmits to the Board the annual reports, financial statements and actuarial valuations of the pension plans. This Committee met four times in 1996, and its members are T. Marshall Hahn, Jr., Chairman, Carroll A. Campbell, Jr., E. B. Leisenring, Jr., Jane Margaret O'Brien and Harold W. Pote.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1996, the Corporation paid approximately $492,000 for legal services to the law firm of Hunton & Williams, in which Mr. Baliles is a partner.

  Norfolk Southern maintains various banking relationships with Brown Brothers Harriman & Co. ("Brown Brothers"), in which Mr. Hilliard is a partner, on bases that are consistent with normal financial and banking practices. All transactions are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other banks. Also, Brown Brothers was paid approximately $119,000 in fees for managing a portion of the assets of the Corporation's pension fund in 1996.

  Beacon Group Energy Investment Fund L.P.--affiliated with the Beacon Group in which Mr. Pote is a principal--has purchased MAPCO Coal, Inc. (now known as Alliance Coal Company). During 1996 and in a number of earlier periods, all prior to Beacon's proposed acquisition of its interest, Norfolk Southern Railway Company provided transportation services for MAPCO or Alliance at rates fixed in conformity with law or governmental authority. It is anticipated that the Railway will continue to provide transportation services for Alliance in 1997 and succeeding years. Alliance also had entered into various leases with a natural resources subsidiary of the Corporation, generating 1996 rent and royalty income for the subsidiary of slightly more than $4.5 million. The terms and conditions of such leases are not expected to be affected by the acquisition. In the future, the parties (1) may negotiate the terms and conditions of one or more renewals and of new leases and (2) may compete to acquire fee, leasehold or other interests in natural resource properties.

  Kathryn B. McQuade is Vice President-Internal Audit of the Corporation. Ms. McQuade's spouse is one of approximately 6,250 partners worldwide in KPMG Peat Marwick LLP ("KPMG"), a firm of independent public accountants that has acted as auditors for the Corporation or its subsidiary, Norfolk and Western Railway Company, since 1969. Ms. McQuade's spouse does not participate in, or have access to, KPMG's work for the Corporation. The Corporation paid KPMG approximately $1.9 million for all services rendered during 1996.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following identifies any reportable business relationships between the Corporation and Messrs. Leisenring, Coleman, Hahn or McNair, who were the members of the Compensation and Nominating Committee during all or part of 1996.

  In 1996, the Corporation paid approximately $353,000 to McNair Law Firm, P.A., of which Mr. McNair is Chairman, for legal and consulting services. Mr. McNair retired, effective the date of the 1996 Annual Meeting of Stockholders, pursuant to the Corporation's retirement policy for directors.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Corporation in 1996 for service in all capacities to the Corporation and its subsidiaries for the fiscal years ending December 31, 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                  ANNUAL COMPENSATION             COMPENSATION
                           ---------------------------------- ---------------------
                                                                AWARDS    PAYOUTS
                                                              ---------- ----------
                                                   OTHER      SECURITIES
                                                  ANNUAL      UNDERLYING    LTIP       ALL OTHER
NAME AND PRINCIPAL         SALARY/1/ BONUS/1/ COMPENSATION/2/ OPTIONS/3/ PAYOUTS/4/ COMPENSATION/5/
   POSITION           YEAR    ($)      ($)          ($)          (#)        ($)           ($)
------------------    ---- --------- -------- --------------- ---------- ---------- ---------------
David R. Goode        1996  800,000  800,000       269,864/6/   40,000         /7/      73,149
 Chairman, President  1995  685,000  616,500     1,349,379      50,000   1,511,034      63,796
 and Chief Executive  1994  585,000  497,250       537,303      40,000     505,965       4,500
 Officer
D. Henry Watts        1996  425,000  340,000       312,104      16,000         /7/      37,090
 Vice Chairman        1995  381,250  290,938       612,354      12,500     472,134      33,758
                      1994  370,000  277,500       459,530      12,500     316,195       4,500
R. Alan Brogan
 Executive Vice       1996  285,000  213,750       118,556      12,000         /7/      40,224
 President-Trans.     1995  250,000  187,500       435,548      12,500     472,134      38,416
 Logistics            1994  240,000  176,060       173,511      12,500     126,491       4,500
Stephen C. Tobias
 Executive Vice       1996  365,000  273,750        65,666      12,000         /7/      31,391
 President-           1995  305,000  228,750       183,723      12,500     188,836      26,304
 Operations           1994  267,500  200,625       139,362       5,000     126,491       4,500
Henry C. Wolf         1996  365,000  273,750        62,511      12,000         /7/      34,753
 Executive Vice       1995  305,000  228,750       188,856      12,500     188,836      29,693
 President-Finance    1994  267,500  200,625       142,245      12,500     126,491       4,500

--------
  /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
  /2/Includes cash payment of dividend equivalents in 1994 in an amount equal to, and commensurate with, dividends paid on the Common Stock on performance share units awarded through 1992 pursuant to the Corporation's Long-Term Incentive Plan (dividend equivalents are not paid on performance share units awarded after 1992). Includes amounts reimbursed for the payment of taxes on personal benefits. Does not include for 1996 a tax absorption payment, which was not determinable in time to be reported, under the Long-Term Incentive Plan for the 1996 award of performance shares. Also includes the amount by which the interest accrued on salary and bonuses deferred under the Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Internal Revenue Code; for 1996, these amounts were: for Mr. Goode, $53,873; Mr. Watts, $297,583; Mr. Brogan, $110,168; Mr. Tobias, $36,141; and Mr. Wolf, $40,433.
  /3/Options were granted without tandem SARs.

  /4/Represents market value, as of the date of award, of Common Stock earned pursuant to the performance share feature of the Corporation's Long-Term Incentive Plan for periods ended December 31, 1995 and 1994 (for 1994, performance shares were awarded for achievements in the three-year period 1992-1994 and for 1995, performance shares were awarded for achievements in the three-year period 1993-1995). For 1996, the award of performance shares for achievements in the three-year period 1994-1996 had not been approved in time to be reported.
  /5/Includes for 1996 (i) contributions of $4,500 to the Corporation's 401(k) plan on behalf of each named executive officer; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies for Mr. Goode, $68,649; Mr. Watts, $32,590; Mr. Brogan, $35,724; Mr. Tobias, $26,891; and Mr. Wolf, $30,253.
  /6/Includes personal use, as directed by resolution of the Board of Directors, of the Corporation's aircraft valued at approximately $136,482 --
 calculated on the basis of the aggregate incremental cost of such use to the Corporation.
  /7/For 1996, the award of performance shares for achievements in the three-year period 1994-1996 had not been approved in time to be reported.

LONG-TERM INCENTIVE PLAN

  The Corporation's Long-Term Incentive Plan, as last approved by stockholders in 1995, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance share units to officers and other key employees of the Corporation and certain of its subsidiaries. The Compensation and Nominating Committee of the Board of Directors ("Committee") is charged with administration of the Plan and has the sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

  STOCK OPTIONS

  The following table sets forth certain information concerning the grant in 1996 of stock options under the Corporation's Long-Term Incentive Plan to each named executive officer:

                    OPTION/SAR* GRANTS IN LAST FISCAL YEAR

                                                                GRANT DATE
                      INDIVIDUAL GRANTS                           VALUE
--------------------------------------------------------------- ----------
              NUMBER OF
              SECURITIES  % OF TOTAL
              UNDERLYING   OPTIONS                              GRANT DATE
               OPTIONS    GRANTED TO   EXERCISE OR               PRESENT
              GRANTED/1/ EMPLOYEES IN BASE PRICE /2/ EXPIRATION  VALUE/3/
NAME             (#)     FISCAL YEAR  ($ PER SHARE)     DATE       ($)
----          ---------- ------------ -------------- ---------- ----------
D. R. Goode     40,000       5.83%       78.0625     01/28/2006  850,400
D. H. Watts     16,000       2.33%       78.0625     01/28/2006  340,160
R. A. Brogan    12,000       1.75%       78.0625     01/28/2006  255,120
S. C. Tobias    12,000       1.75%       78.0625     01/28/2006  255,120
H. C. Wolf      12,000       1.75%       78.0625     01/28/2006  255,120

*No SARs were granted in 1996.
--------
  /1/These options were granted as of January 29, 1996, and first are exercisable one year later. They earn dividend equivalents -- in an amount equal to, and commensurate with, dividends as paid on the Common Stock --
 which are converted into Deferred Stock Units, the aggregate fair market value of which is payable in cash to the officer on the earliest of the (a) the five-year anniversary of the date of grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the officer's death, disability or retirement.
  /2/The exercise price (fair market value on the date of grant) may be paid in cash or in shares of Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at fair market value on the date of exercise.
  /3/In accordance with regulations of the Securities and Exchange Commission, the present value of the option grant at the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, an executive officer may realize depends on the stock price on the date the option is exercised; consequently, there is no assurance the amount realized by an executive officer will be at or near the monetary value determined by using this statistical model.

  The model assumes:

    (a) a stock volatility factor of 0.1667: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1991, through December 31, 1995;

    (b) a dividend yield of 2.93%: yield was determined monthly and averaged over the 60-month period January 1, 1991, through December 31, 1995;

    (c) a 1995 risk-free rate of return of 6.65%: this represents the monthly average 10-year Treasury strip rate during 1995, the year prior to the issuance of these options; and

    (d) that the option will be exercised during its ten-year term.

  The foregoing measures and assumptions produce a Black-Scholes factor of
0.272 and a resulting present value of $21.26 for each share of Common Stock subject to the 1996 option grant; that factor and resulting present value have not been adjusted to reflect that options cannot be exercised during the first year of their 10-year term, the payment of dividend equivalents on unexercised options or the conversion of dividend equivalents into Deferred Stock Units.

  The following table sets forth certain information concerning the exercise of options and/or SARs by each named executive officer during 1996 and the unexercised options and SARs held by each as of December 31, 1996:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                   NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                     UNEXERCISED OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                SHARES                         FY-END                           AT FY-END/1/
              ACQUIRED ON  VALUE                 (#)                                 ($)
               EXERCISE   REALIZED -----------------------------------    -------------------------
NAME              (#)       ($)    EXERCISABLE           UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
----          ----------- -------- -----------           -------------    ----------- -------------
D. R. Goode         0         0      172,521                40,000         4,699,448      422,500
D. H. Watts         0         0       85,442                16,000         3,036,678      169,000
R. A. Brogan        0         0       56,199                12,000         1,693,542      126,750
S. C. Tobias        0         0       39,547                12,000         1,293,124      126,750
H. C. Wolf          0         0       45,527                12,000         1,333,947      126,750

--------
  /1/Equal to the mean ($88.625) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of the Common Stock on December 31, 1996, less the exercise prices of the options, multiplied by the number of options.

  PERFORMANCE SHARE UNITS ("PSUS")

  The following table sets forth certain information concerning the grant in 1996 of PSUs under the Corporation's Long-Term Incentive Plan to each named executive officer. These PSU grants entitle a recipient to "earn out" or receive performance shares (shares of the Corporation's Common Stock) at the end of a three-year performance cycle (1996-1998) based on the Corporation's performance during this three-year period. Under the 1996 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted:
(1) three-year average return on average invested capital ("ROAIC"), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Compensation and Nominating Committee Report, beginning on page 16.

            LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR
                           (PERFORMANCE SHARE UNITS)

                 NUMBER OF    PERFORMANCE    ESTIMATED FUTURE PAYOUTS UNDER
                  SHARES,       OR OTHER       NON-STOCK PRICE-BASED PLANS
                 UNITS OR     PERIOD UNTIL ---------------------------------
              OTHER RIGHTS/1/  MATURATION  THRESHOLD   TARGET/2/     MAXIMUM
NAME                (#)        OR PAYOUT      (#)         (#)          (#)
----          --------------- ------------ ---------   ---------     -------
D. R. Goode       25,000       01/01/96-        0        22,075       25,000
                               12/31/98
D. H. Watts       12,000       01/01/96-        0        10,596       12,000
                               12/31/98
R. A. Brogan       8,000       01/01/96-        0         7,064        8,000
                               12/31/98
S. C. Tobias       8,000       01/01/96-        0         7,064        8,000
                               12/31/98
H. C. Wolf         8,000       01/01/96-        0         7,064        8,000
                               12/31/98

--------
  /1/Performance shares awarded in 1996, when earned out, will be issued one half in cash and one half in stock, with the stock portion being held by the Corporation for up to 60 months pursuant to a share retention agreement unless such requirement is waived by the Committee in its sole discretion. Because approximately one half of the performance shares earned under the 1996 award will be subject to a share retention agreement, the withholding taxes due will be withheld from the cash portion of this award.
  /2/The Long-Term Incentive Plan does not provide a performance target for the "earn out" of PSUs; consequently, this column represents 88.3% of the maximum "earn out," which, in accordance with applicable rules of the Securities and Exchange Commission, is based on the percentage of the previous fiscal year's actual "earn out" under the Plan.

PENSION PLANS

  The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under the Corporation's qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 1996 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                              PENSION PLAN TABLE

                                   YEARS OF CREDITABLE SERVICE
                     -----------------------------------------------------------------------------
REMUNERATION            25                     30                     35                     40
------------         --------               --------               --------               --------
$  200,000           $ 56,471               $ 69,879               $ 87,287               $ 96,694
   300,000             93,971                114,879                135,787                156,694
   400,000            131,471                159,879                188,287                216,694
   500,000            168,971                204,879                240,787                276,694
   600,000            206,471                249,879                293,287                336,694
   700,000            243,971                294,879                345,787                396,694
   800,000            281,471                339,879                398,287                456,694
   900,000            318,971                384,879                450,787                516,694
 1,000,000            356,471                429,879                503,287                576,694
 1,100,000            393,971                474,879                555,787                636,694
 1,200,000            431,471                519,879                608,287                696,694
 1,300,000            468,971                564,879                660,787                756,694
 1,400,000            506,471                609,879                713,287                816,694
 1,500,000            543,971                654,879                765,787                876,694

  Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated consecutive years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

  The respective last five-year average compensation and approximate years of creditable service, as of January 1, 1997, for each executive officer named in the Summary Compensation Table were: Mr. Goode, $994,149 and 31 years; Mr. Watts, $627,875 and 40 years; Mr. Brogan, $380,292 and 33 years; Mr. Tobias, $489,335 and 27 years; Mr. Wolf, $413,030 and 24 years.

CHANGE-IN-CONTROL ARRANGEMENTS

  In May 1996, the Compensation and Nominating Committee recommended, and the Board of Directors approved, the Corporation's entering into new change-in-control compensation agreements ("Agreements") with each of the individuals named in the Summary Compensation Table and with certain other key employees. The new Agreements, the terms of which were reviewed by outside counsel, were filed as an exhibit to the Corporation's Report on Form 10-Q for the period ended June 30, 1996, and provide certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the new Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of the Corporation. As consideration for these new Agreements and to help encourage management continuity, covered individuals agreed not to engage in Competing Employment for a period of (a) three years from the date they execute a new Agreement and (b) one year from their Termination Date, if they accept benefits payable or provided under the new Agreements.

  These Agreements are terminable by either the Corporation or a covered employee on twenty-four months' notice; however, the term of the prohibition on engaging in Competing Employment is not affected by the new Agreement's being terminated.

  Generally, these Agreements provide for (a) severance compensation payments (not continued employment) equal, in the case of individuals named in the Summary Compensation Table, to three times the sum of their Base Pay and Incentive Pay (most other covered employees are entitled to receive a lower multiple of Base Pay and Incentive Pay); (b) redemption of outstanding Performance Share Units and of outstanding, exercisable options (subject to restrictions, if any, in the case of persons, such as each officer named in the Summary Compensation Table, imposed under Section 16 of the Securities Exchange Act of 1934) and payment of dividend equivalents foregone as a result of the redemption of such options; (c) payment of an amount equal to the present value of the projected value of amounts deferred under the Officers' Deferred Compensation Plan; (d) eligibility for certain Benefits (principally medical, insurance and death benefits) for up to three years following Termination; and (e) certain additional service credit under the Corporation's retirement plans (in the case of any board-elected officer, such service credit may not exceed the creditable service that officer would have had upon reaching mandatory retirement age). The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.

            COMPENSATION AND NOMINATING COMMITTEE REPORT CONCERNING
              THE 1996 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

  This Report describes Norfolk Southern Corporation's officer compensation strategy, the components of its compensation program and the manner in which 1996 compensation determinations were made for the Corporation's Chairman, President and Chief Executive Officer, David R. Goode, and the other officers (collectively, including Mr. Goode, referred to as the "Executive Officers") whose 1996 compensation is disclosed in the Summary Compensation Table of this Proxy Statement.

  The Compensation and Nominating Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors and met six times during 1996. Among other things, the Committee is responsible for: (1) recommending to the Board the salaries of corporate officers and (2) administering the Corporation's Executive Management Incentive Plan, as approved by the stockholders at their May 1995 Annual Meeting, its Management Incentive Plan (applicable to non-officers) and its Long-Term Incentive Plan, as amended and approved by stockholders at their May 1995 Annual Meeting, which authorizes, as more particularly described below, awards of stock options and performance share units.

  BASE SALARY: While the Committee believes that a substantial portion of each Executive Officer's total compensation should be "performance-based," the Committee also seeks to assure that the base salaries of Executive Officers are competitive with those earned by individuals in comparable positions.

  Specifically, the Committee compares Mr. Goode's base salary with those paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The base salaries of the other Executive Officers -- as well as all Board-elected officers of the Corporation -- are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. These data are compiled by the Corporation's Personnel Department and by an outside consultant. The Committee's general intention is to set the base salaries of Executive Officers between the 50th and 75th percentiles of their peers in the respective groups with which they are compared.

  Mr. Goode discusses with the Committee the specific contributions and performance of each of the Executive Officers. Based on such subjective evaluations, comparative salary data and each Executive Officer's length of service in current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

  Mr. Goode makes no recommendation concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the Committee customarily seeks to set the NS Chairman and CEO's base salary between the 50th and 75th percentiles of the base salaries paid to CEOs of other American corporations of comparable revenue size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Mr. Goode's base salary in 1996 approximated the 50th percentile; the average base salaries of other Executive Officers in 1996 approximated the 35th percentile.

  For 1996, Mr. Goode's annual base salary was increased by $115,000, or 16.8%. This 1996 increase, not tied to or reflecting application of any specific formula, reflects both the Corporation's over all performance in 1995, including its total operating revenues and record net income, and the Board's confidence in Mr. Goode's leadership. The Committee recommended and the Board approved average increases of 16.6% for the other Executive Officers as a group; these increases were based on Mr. Goode's recommendations and the Corporation's 1995 performance.

  EXECUTIVE MANAGEMENT INCENTIVE PLAN ("EMIP"): The Corporation's EMIP is designed and administered to ensure that a significant portion of each Executive Officer's total annual cash compensation is based on the Corporation's annual financial performance. Awards to Executive Officers and to participants in the Corporation's Management Incentive Plan (MIP) are paid from an annual incentive fund equal to a percentage (from 0.75% to 1.5%) of the Corporation's adjusted pretax net income, provided the Corporation's annual return on average invested capital ("ROAIC") equals or exceeds 10%.

  Base salaries of the Corporation's Executive Officers have tended to be lower than at comparable organizations, and their incentive pay opportunities have tended to be higher. It is the Committee's philosophy that, when the Corporation achieves EMIP goals, the total of the Executive Officers' base salaries and EMIP awards should be competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less (or no) incentive pay.

  Specifically, incentive pay opportunities for Mr. Goode are determined annually by the Committee by comparing Mr. Goode's total annual cash compensation with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. Incentive pay opportunities for the other Executive Officers are determined annually by the Committee based on its review of the annual cash compensation of comparable positions at companies of comparable revenue size, including but not limited to those identified in the Stock Performance Graph.

  Using those criteria in November of 1995, the Committee set Mr. Goode's maximum 1996 incentive opportunity at 100% of 1996 base salary, the Vice Chairmen's at 80% of 1996 base salary, and the other Executive Officers' at 75% of 1996 base salary. Actual payments, if any, are based on the total amount in the annual incentive fund. For 1996, all the Executive Officers earned EMIP awards, and 302 other key employees earned MIP awards. In light of the Corporation's 1996 performance, the related EMIP payments earned by Mr. Goode and the other Executive Officers were equal to 100% of their respective maximum incentive opportunities. Compared with 1995 bonuses earned by other comparable executive officers, the 1996 EMIP award paid to Mr. Goode approximated the 65th percentile, and the average awards paid to the other Executive Officers approximated the 75th percentile.

  LONG-TERM INCENTIVE PLAN ("LTIP"): The Committee believes that a substantial component of the Executive Officers' total compensation should be based on and reflect the Corporation's efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This is achieved by making annual grants of stock options and performance share units and through share retention agreements entered into with the Executive Officers. These LTIP arrangements are intended to ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of the Corporation's stockholders and to provide the Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

  In determining current LTIP awards, the size of prior grants is analyzed within a current total compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, bonus and long-term awards) of comparable positions in U.S. companies with comparable revenues. The mix of options and performance share units may vary from year to year to reflect an analysis of the relative value of each type of award and other considerations. Since the inception of the Plan and continuing through the awards made in 1994, this analysis resulted in a general practice of granting options to performance share units in a ratio of 2 to 1. For grants made beginning in 1995, that ratio changed, reflecting the award of relatively more performance share units than in past years -- reflecting, in part, the effects of the Committee's decision not to make tax absorption payments on the actual earnouts of awards made in 1995 and subsequent years. For Mr. Goode, the ratio of awarded options to awarded performance share units in 1996 was roughly 1.6 to 1; for the other Executive Officers, that ratio was 1.42 to 1.

  The number of stock options and performance share units granted in any year is determined so as to place the total compensation of Mr. Goode and the other Executive Officers, when corporate performance warrants, above the 75th percentile of total compensation for their respective peer groups.

  At its January 1996 meeting, the Committee granted stock options to each of the Executive Officers and to 294 other key employees at an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year period has elapsed.

  At the same meeting, the Committee granted performance share units which provide the Executive Officers and other recipients the opportunity to earn awards (that will be paid one half in cash and one half in shares of the Corporation's Common Stock) during the first quarter of 1999. The number of performance share units actually earned by recipients is based on criteria approved by stockholders at their May 1995 Annual Meeting -- specifically, the Corporation's three-year (i.e., 1996-1998) average Return on Average Invested Capital, three-year average Operating Ratio and three-year total Return to Stockholders, evaluated relative to performance measures established by the Committee and set out in the following schedules. One third of the performance share units granted in 1996 are available to be earned based on each of the three performance criteria.

  TOTAL STOCKHOLDER RETURN                         RETURN ON AVERAGE INVESTED
     ("TSR") VS. S&P 500                                CAPITAL ("ROAIC")
----------------------------------              ---------------------------------
                 PERCENTAGE OF                                 PERCENTAGE OF
  THREE-YEAR      PERFORMANCE                    THREE-YEAR     PERFORMANCE
  AVERAGE TSR     SHARE UNITS                      AVERAGE      SHARE UNITS
  VS. S&P 500       EARNED                          ROAIC         EARNED
----------------------------------              ---------------------------------
90th percentile       100%                             20%                100%
     80th              90%                             19%                 90%
     70th              85%                             18%                 80%
     60th              80%                             17%                 70%
     50th              75%                             16%                 60%
     40th              50%                             15%                 50%
     30th              30%                             14%                 40%
25th and below          0%                             13%                 20%
                                                 Below 13%                  0%
----------------------------------              ---------------------------------

                                  OPERATING RATIO ("OPR")
            --------------------------------------------------------------------
                                                                 PERCENTAGE OF
                 THREE-                                           PERFORMANCE
                 YEAR NS                                          SHARE UNITS
               AVERAGE OPR                                          EARNED
            --------------------------------------------------------------------
                  70%                                                 100%
                  75%                                                  75%
                  80%                                                  50%
                  85%                                                  25%
               Above 85%                                                0%


  All stock options and performance share units granted in 1996 to Executive Officers were subject to the following terms. For the first five (5) years following the date stock options are granted, the Corporation credits dividend equivalents on unexercised options to a separate memorandum account maintained for each Executive Officer, and -- based on the fair market value of the Corporation's Common Stock on the dividend payment date -- the amount of that dividend equivalent is converted into Deferred Stock Units (one such unit is equal in value to one share of Common Stock). The value of such Deferred Stock Units is paid in cash to each Executive Officer based on the then-fair market value of the Corporation's Common Stock on the earliest to occur of (a) the five-year anniversary of the date of grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the officer's death, disability or retirement. The Executive Officers have entered into share retention agreements with the Corporation whereby they have agreed to have the Corporation hold shares of the Corporation's Common Stock actually earned pursuant to the performance share feature of the LTIP for a period of five years following the date such shares are earned.

  For 1996, Mr. Goode was granted options on 40,000 shares of Common Stock and the opportunity to earn up to 25,000 performance shares, and the other Executive Officers as a group were awarded options on a total of 52,000 shares of Common Stock and the opportunity to earn up to 36,000 performance shares.

  In summary, the Committee believes that the compensation of Executive Officers is competitive with that of similar positions at comparable American corporations. More important, the Committee believes each Executive Officer's compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's efficient use of assets, its profitability and the total returns to its stockholders.

  Regulations of the Securities and Exchange Commission require the Committee to report to stockholders on the Committee's policy concerning the Revenue Reconciliation Act of 1993 which amended Section 162 of the Internal Revenue Code to eliminate the deductibility of certain compensation over $1 million paid to executive officers. Based on the requirements of this new legislation and on interpretive regulations and transition rules, the Committee recommended to the Board, the Board approved and recommended to the stockholders, and at their 1995 Annual Meeting the stockholders approved, modifications to the LTIP and establishment of the Executive Management Incentive Plan (which was effective as of January 1, 1996, for certain Board-elected officers), all as more particularly described in the Corporation's 1995 Proxy Statement. The Committee will continue to seek to offer its Executive Officers and other personnel competitive compensation and to structure such compensation arrangements to entitle the Corporation to take appropriate related tax deductions.

                                          E. B. Leisenring, Jr., Chairman
                                          L. E. Coleman, Member
                                          T. M. Hahn, Jr., Member
                                          R. E. McNair, Member (Retired,
                                           effective the date of the 1996
                                           Annual Meeting of Stockholders)

                              PERFORMANCE GRAPH*

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock, the cumulative total return of the S&P Composite-500 Stock Price Index and the S&P Railroad Stock Price Index for the five-year period commencing December 31, 1991, and ending December 31, 1996.

                          --------------------------
                           Total Stockholder Return
                          --------------------------

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG NORFOLK SOUTHERN CORP
                          RAILROADS-500 AND S&P 500

                             NORFOLK
Measurement Period           SOUTHERN          RAILROADS-   S&P
(Fiscal Year Covered)        CORP              500          500 INDEX
---------------------        ---------------   ----------   ----------
Measurement Pt-12/31/1996    $100.00           $100.00      $100.00
FYE 12/31/1992               $106.25           $112.29      $107.62
FYE 12/31/1993               $125.79           $139.15      $118.46
FYE 12/31/1994               $111.35           $120.22      $120.03
FYE 12/31/1995               $150.21           $175.88      $165.13
FYE 12/31/1996               $171.04           $208.86      $203.05


--------
  *Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1991, and that all dividends were reinvested.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of its Audit Committee, has appointed the firm of KPMG Peat Marwick LLP, independent public accountants, to audit the books, records and accounts of the Corporation for the year 1997. This firm has acted as auditors for the Corporation or its subsidiary, Norfolk and Western Railway Company, since 1969, and the Board of Directors recommends that its appointment be ratified by the stockholders.

  Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, actions such as the ratification of the appointment of auditors are approved, so long as a quorum exists, if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy, are not "cast" for this purpose.

  With respect to 1996, KPMG Peat Marwick LLP performed audit services which consisted of the annual audit of the consolidated financial statements of the Corporation and its subsidiaries, including annual reports of the Corporation to the stockholders and the Securities and Exchange Commission, audits of the financial statements of various subsidiaries, audits of the financial statements of various employee benefit plans, limited reviews of quarterly financial statements and review of internal controls not directly related to the audit of the financial statements.

  All services rendered by KPMG Peat Marwick LLP to the Corporation in 1996 were approved in advance or ratified by the Audit Committee of the Board of Directors, and this Committee determined that none jeopardized the auditing firm's independence. (See the "Certain Relationships and Related Transactions" caption on page 10.) KPMG Peat Marwick LLP has represented to the Audit Committee that its fees are customary and that no agreement exists to limit current or future years' audit fees.

  Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they so desire and available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for a stockholder proposal for the 1998 Annual Meeting of Stockholders to be eligible for inclusion in the Corporation's proxy statement and form of proxy, it must be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, no later than December 4, 1997.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than as set forth above. However, if any other matters come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the person or persons acting under the proxies.

                                          By order of the Board of Directors,
                                               DEZORA M. MARTIN,
                                              Corporate Secretary.

                          NORFOLK SOUTHERN CORPORATION
              THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints L. E. Coleman, T. Marshall Hahn, Jr. or E. B. Leisenring, Jr., and each or any of them, proxy for the undersigned, with power of substitution, to vote with the same force and effect as the undersigned at the annual meeting of stockholders of Norfolk Southern Corporation to be held at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 8, 1997, and any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement and to transact such other business as may properly come before the meeting.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR ITEM (2).

                                                   NORFOLK SOUTHERN CORPORATION
                                                   P.O. Box 11145
(Continued, and to be MARKED, DATED AND SIGNED     New York, N.Y. 10203-0145
               on the other side)

     -----
     -----
PLEASE MARK BOXES [_] OR [X] IN BLUE OR BLACK INK.

(1) Election of Directors      FOR all nominees listed below, except as          WITHHOLD AUTHORITY to vote for
                               marked to the contrary (see instruction).  [_]    all nominees listed below.      [_]
    Carroll A. Campbell, Jr.       David R. Goode         Arnold B. McKinnon            Harold W. Pote

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
    STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.)

(2) Ratification of the appointment of KPMG Peat Marwick LLP, independent
    public accountants. (The Board of Directors recommends a vote FOR)      FOR [_]     AGAINST [_]     ABSTAIN [_]
                                                                                                Address Change and/or
                                                                                                Comments Mark Here  [_]
                                                                                     SIGN EXACTLY AS NAME APPEARS HEREON. ATTORNEYS-
                                                                                     IN-FACT, EXECUTORS, TRUSTEES, GUARDIANS,
                                                                                     CORPORATE OFFICERS, ETC., SHOULD GIVE FULL
                                                                                     TITLE.

                                                                                     Dated:_________________________________, 1997


                                                                                     ---------------------------------------------
                                                                                                    (SIGNATURE)

                                                                                     ---------------------------------------------
                                                                                                    (SIGNATURE)

--------------------------------------------------------
 PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY
--------------------------------------------------------